UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 24, 2005

THE WORNICK COMPANY

(Exact name of registrant as specified in its charter)

Delaware	333-119336	30-0225741
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

10825 Kenwood Road, Cincinnati, Ohio		42542
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (513) 794-9800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

The information contained in Section 7.01 of this report and the exhibits hereto shall not be incorporated by reference into any of The Wornick Company’s (the “Company”) filings, whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference to such filing.   The information in this report and in the exhibits hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended.

Forward-Looking Statements

This report includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our business, operations, financial results and future prospects.  These statements are based on management’s current expectations and are subject to significant risks and uncertainties, including but not limited to the factors described under the heading “Forward-Looking Statements” in our annual report on Form 10-K for the year ended December 31, 2004.  For a detailed discussion of the factors which could impact our business, operations, financial results and future prospects, please refer to the discussion under the heading “Risk Factors” contained in Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, of our annual report on Form 10-K and risk factors discussed in our other filings with the U.S. Securities and Exchange Commission (the “SEC”) and any subsequently filed reports. All documents filed with the SEC are available free of charge through the SEC’s website at http://www.sec.gov or from us by contacting Michael M. Thompson at (513) 794-9800.

Item 5.02               Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 24, 2005, the Company held a conference call discussing its financial and operation results for the thirteen week period ended April 2, 2005.  During the conference call, the Company announced the appointment of Brian A. Lutes to the position of Chief Financial Officer and Treasurer, effective as of May 25, 2005, for The Wornick Company in anticipation of the retirement of the Company’s current Chief Financial Officer and Treasurer, John F. McQuay.  Mr. McQuay has resigned from his position as Chief Financial Officer and Treasurer, effective as of May 25, 2005.  As disclosed in our May 14, 2005 disclosure on Form 8-K, the Company entered into a letter agreement with Mr. McQuay to ensure a smooth transition of his responsibilities to his successor and Mr. McQuay will continue to work with the Company through December 31, 2005.

Mr. Lutes is 40 years old and has resided in Cincinnati since February 2002.  Mr. Lutes previously served as Senior Vice President, responsible for Human Resources at Fifth Third Bancorp.  Fifth Third operates more than 1,000 branches in the Midwest and Florida and has nearly $7 billion in revenues, over $100 billion in assets and more than 20,000 employees.  Prior to joining Fifth Third, Mr. Lutes was employed by the General Electric Company from 1986 to 2002 where he had recently served as the Chief Financial Officer, Global Operations for GE Medical Systems.  He has held other global leadership assignments within financial and risk management, human resources, and sourcing.  In addition, he spent over three years with GE’s Corporate Audit Staff conducting financial audits and operational reviews at nine different GE businesses.  Mr. Lutes holds a Bachelor of Science and Master of Engineering degrees in mechanical engineering from the University of Louisville’s Speed Scientific School and completed his MBA through the University of Connecticut’s Executive MBA Program.

Item 7.01               Regulation FD Disclosure.

Pursuant to its obligations under Regulation FD, the Company is hereby furnishing the following information under Item 7.01 of this current report on Form 8-K.

On May 24, 2005, the Company held a conference call discussing its financial and operational results for the thirteen week period ended April 2, 2005.  During the call management provided certain investors with information related to EBITDA and Adjusted EBITDA.  Provided below is the Company’s definition and calculation of EBITDA and Adjusted EBITDA.

EBITDA is net income before income tax expense, interest expense, net, depreciation of property and equipment and amortization.  The Company believes that EBITDA is useful to investors in evaluating the Company’s operating performance compared to that of other companies in the Company’s industry, as the calculation of EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending, which items may vary for different companies for reasons unrelated to overall operating performance.  EBITDA is not a presentation made in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).  Accordingly, when analyzing the Company’s operating performance, investors should not consider EBITDA in isolation or as a substitute for net income, cash flows from operating activities or other income statement or cash flow statement data prepared in accordance with U.S. GAAP.  The Company’s calculation of EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.  Adjusted EBITDA is EBITDA adjusted to exclude non-recurring charges related to inventory step-up, non-recurring transaction expenses attributable to the acquisition from the predecessor and non-cash ESOP charges and other stock-based compensation expenses incurred by the predecessor company. The calculation of EBITDA and Adjusted EBITDA are shown below:

(dollars in thousands)	Thirteen weeks ended April 3, 2004	Thirteen weeks ended April 2, 2005
	(Predecessor)	(Successor)

Net income (loss)	$1,357	$(2,419)
Depreciation	680	948
Amortization	—	1,174
Interest income	(206)	(34)
Interest expense	50	3,574
Income taxes	27	556

EBITDA	1,908	3,799

ESOT related expenses	1,156	—
Stock option expenses	713	(44)
Incentive compensation	310	—
Non-recurring deal expenses	87	—
Adjusted EBITDA	$4,174	$3,755

Additionally, during the conference call held on May 24, 2005, management of the Company provided its outlook for the Company for the remainder of 2005, the text of which follows:

Clearly, 2004 was an eventful year for Wornick and set the stage for a transition in 2005 as we adapt to changing conditions in the economic environment, the company’s markets and a new ownership structure now including an outside shareholder, Veritas Capital.

Wornick was operated as an ESOP, an employee owned company, prior to its’ acquisition by Veritas Capital in July of 2004.  Today, Wornick actually operates as two separate companies.  The Prepared Foods part of the company operates a facility near Cincinnati, Ohio that purchases food products from suppliers, prepares the product, packages it and performs thermo-stabilization to extend shelf life. The McCallen, Texas facility, the Right Away Division (RAD), assembles a wide range of products purchased by that division along with products made in Cincinnati to make complete military ration products.  The remaining output from the Cincinnati processing plant is shipped to Wornick’s co-manufacturing and other customers.  Although the two parts of the company work in cooperation, they have been operated and staffed as separate companies under the ESOP ownership structure.

As part of our initial transition phase in 2005, effective 9 May, the management teams for each location combined into a single team located in Cincinnati.  Functions in the two companies that can benefit from economies of scale are being consolidated in Cincinnati.  Key managers are relocating from Texas to Ohio now.  We expect these changes to result in improved working capital efficiency and lower variable costs over the mid and long term.

Concurrently, the company’s marketing staff is evaluating the early market feedback from introduction of Wornick’s branded product initiatives to determine the best alternatives for these prototype products.   A wide range of new product opportunities with our current customers and logical extensions of our current capabilities into specialized products and services for other market segments are also being examined.

In the next phase of transition the management team will intensify focus on optimizing the company’s manufacturing and assembly operations to better align with our customer’s needs and improve financial results.  Product development capability will be supplemented with the specific skills and tools, then focused on the highest value opportunities to grow revenue from specialty products that leverage Wornick’s core strengths in flexibly packaged, prepared, shelf stable food and military field support.

Outlook for 2005 results is for a 10% increase in revenue from approximately $180 million in 2004 to over $200 million in 2005, with most of the growth from increased sales of co-manufactured products.  Profitability in the first quarter was anticipated to be lower than succeeding periods due to intensified price competition for orders accepted in 2004 and produced in Q1 of 2005 and will climb in successive quarters.  Prices for our Meals Ready to Eat (MRE) product are expected to return to long term contract levels for the remainder of the year.  Full year EBITDA is expected to be in the $25 to $28 million range as previously projected, with Gross Margins by segment roughly consistent with 2004.

As recently disclosed in our last 8k, filed on April 14, 2005, John McQuay will be retiring at the end of this year.    Later today we will be issuing an 8K in which we will announce that John is stepping down as CFO and the appointment of his successor, Brian Lutes, effective May 25, 2005.   I would like to take this opportunity to thank John for his dedication and service of 18 years and his support throughout the transaction and through the transition period.

The transition we are initiating at Wornick in 2005 will put the company in a strong position to use its assets and capabilities to increase operating efficiency and focus additional resources on product development opportunities with long time customers and expand its product offerings to new ones.

A replay of the entire conference call will be available from 1:00 p.m., Eastern Daylight Saving Time, on May 24, 2005 until 11:59 p.m., Eastern Daylight Saving Time, on May 31, 2005.  The replay number is 1-800-405-2236 (toll-free).  The pass code for the replay is 1103076 (followed by the #sign).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WORNICK COMPANY

	By:	/s/ John F. McQuay
Name: John F. McQuay
Title: Chief Financial Officer and Treasurer

Dated: May 24, 2005